Exhibit 99.1

Press Release dated August 5, 2011

Bemis Company Declares Regular Quarterly Dividend and Announces New Chairman of the Board of Directors

Source: Bemis Public Relations
Date: 8/5/2011

NEENAH, WISCONSIN, August 5, 2011 - The Board of Directors of Bemis Company, Inc. (NYSE:BMS) has declared a regular quarterly cash dividend of 24 cents per share. The dividend is payable September 1, 2011, to shareholders of record at the close of business on August 17, 2011.

In addition, the Board stated that Jeffrey H. Curler, a director of Bemis since 1992 and Chairman of the Board of Directors since 2005, has announced his plans to retire from the Board of Directors at the end of 2011.  The Board expressed its gratitude and sincere appreciation for his outstanding leadership and service during his 39 year career with Bemis.  The Board of Directors has elected William J. Bolton as Bemis Company’s non-executive Chairman of the Board.  William Bolton has been a director of Bemis since 2000 and has served as the independent Lead Director of the Board since 2004.  In order to provide for a transition period, Mr. Curler will continue as Director and Chairman Emeritus until his retirement.

About Bemis Company
Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2010 net sales of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

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Bemis Company, Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller
Vice President, Investor Relations and Treasurer
(920)527-5045

Kristine Pavletich
Public Relations Specialist
(920)527-5159